Exhibit 10.3

CENTURY THERAPEUTICS, INC. 2021 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE AND

AWARD AGREEMENT

Century Therapeutics, Inc., a Delaware corporation (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (“Participant”) the target number of restricted stock units set forth below (the “Restricted Stock Units”). The Restricted Stock Units described in this Restricted Stock Unit Grant Notice (the “Grant Notice”) are subject to the terms and conditions set forth in the Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, capitalized terms used in this Grant Notice and the Agreement will have the meanings defined in the Plan.

Participant:	[_________]

Grant Date:	[_________]

Target Number of Restricted Stock Units:	[_________]

Vesting Schedule:	As set forth on Schedule A

By signing below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. This document may be executed, including by electronic means, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed a single instrument.

CENTURY THERAPEUTICS, INC.	participant

Name:	Name:
Title:

ACTIVE/130536616.2

EXHIBIT A

TO PERFORMANCE-based RESTRICTED STOCK Unit GRANT NOTICE

AWARD AGREEMENT

1.          Award of Restricted Stock Units. Effective as of the Grant Date set forth in the Grant Notice, the Company has granted to Participant the target number of Restricted Stock Units set forth in the Grant Notice, subject to the restrictions and on the terms and conditions set forth in the Grant Notice, the Plan and this Agreement. Each Restricted Stock Unit represents the right to receive one Share at the times and subject to the conditions set forth herein.

2.          Vesting of Restricted Stock Units.

a.          Subject to the continued service of Participant with the Company through the relevant vesting dates, the Restricted Stock Units will become vested in such amounts and at such times as set forth in the Grant Notice and Schedule A.

b.          Solely for purposes of this Agreement, service with the Company will be deemed to include service with an Affiliate of the Company (for only so long as such entity remains an Affiliate of the Company).

c.          Upon Participant’s death during his or her continuous service with the Company, any Restricted Stock Units that are outstanding and unvested immediately prior to Participant’s death will remain outstanding for ninety (90) days, during which time the Committee may, in its sole discretion, vest all or a portion of such Restricted Stock Units. If the Committee decides to vest any Restricted Stock Units under this Section 2.c it may condition such vesting on the execution by the Participant’s estate and/or beneficiaries of a general release of claims against the Company and its affiliates, in such form as the Company may prescribe (a “Release”). Upon the ninetieth (90th) day following Participant’s death, any portion of the unvested Restricted Stock Units that the Committee has not determined to vest in accordance with this Section 2.c will be forfeited.

d.          Unless otherwise provided in the Grant Notice or in Participant’s employment agreement, upon the cessation of Participant’s service with the Company for any reason other than as described in Section 2.c above, any unvested Restricted Stock Units will be forfeited automatically.

3.          Settlement.

a.                Shares will be issued in respect of vested Restricted Stock Units within sixty (60) days following the applicable vesting date or event. For avoidance of doubt, this settlement timing is intended to comply with the “short-term deferral” exemption from Section 409A of the Code.

b.               The Restricted Stock Units will not confer on Participant any rights as a stockholder of the Company until Shares are actually issued in settlement of such Restricted Stock Units.

c.               Notwithstanding the foregoing, to the extent provided in Prop. Treas. Reg. § 1.409A-1(b)(4)(ii) or any successor provision, the Company may delay settlement of Restricted Stock Units if it reasonably determines that such settlement would violate federal securities laws or any other applicable law.

4.          Non-Transferability of Restricted Stock Units. Restricted Stock Units may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily, other than by will or by the laws of descent and distribution.

5.          Section 409A. The grant of Restricted Stock Units is intended to be exempt from Section 409A of the Code and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of the Restricted Stock Units.

ACTIVE/130536616.2

6.          No Continuation of Service. Neither the Plan nor this Agreement will confer upon Participant any right to continue in the employment or service of the Company or any of its Affiliates, or limit in any respect the right of the Company or its Affiliates to discharge Participant at any time, for any reason.

7.          The Plan. Participant has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Award subject to the terms and provisions of the Plan. Pursuant to the Plan, the Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan, the Grant Notice or this Agreement.

8.             Company Policies. Participant agrees, in consideration for the grant of the Restricted Stock Units, to be subject to any policies of the Company and its Affiliates regarding clawbacks, securities trading, and hedging or pledging of securities that may be in effect from time to time, or as may otherwise be required by applicable law, regulation or exchange listing standard.

9.             Entire Agreement. The Grant Notice and this Agreement, together with the Plan, represent the entire agreement between the parties with respect to the subject matter hereof and supersede any prior agreement, written or otherwise, relating to the subject matter hereof.

10.           Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto; provided that the Company may amend this Agreement without Participant’s consent, if the amendment does not materially impair Participant’s rights hereunder.

11.          Governing Law. This Agreement will be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

12.          Headings. The headings in this Agreement are for convenience only. They form no part of the Agreement and will not affect its interpretation.

13.          Tax Withholding. Participant acknowledges that the issuance of Shares hereunder will give rise to taxable income subject to required withholding. In accordance with Section 15 of the Plan, the obligations of the Company hereunder are conditioned on the Participant timely paying, or otherwise making arrangements satisfactory to the Company regarding the timely satisfaction of, such required withholding.

If the Company has not elected to settle such required withholding through the withholding of Shares and other arrangements acceptable to the Company have not been made, the Company may require that Participant sell Shares issuable hereunder to satisfy the required withholding. Accordingly, Participant hereby irrevocably authorizes the Company to (a) sell on Participant’s behalf such number of Shares issuable hereunder as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the required withholding, and (b) to remit proceeds equal to the required withholding to the applicable tax authorities (or to retain proceeds equal to the required withholding, to the extent the Company has already deposited such amount with the applicable tax authorities). To the extent the proceeds of such sale exceed the required withholding, the excess proceeds will be paid to Participant. Participant acknowledges that he or she will be responsible for all broker’s fees and other costs of such sale and that the Company is under no obligation to arrange for such sale at any particular price.  Participant further agrees to execute such additional documents as may be reasonably necessary to facilitate such transactions.

14.          Electronic Delivery of Documents. Participant authorizes the Company to deliver electronically any prospectuses or other documentation related to the Option and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site. Upon written request, the Company will provide to Participant a paper copy of any document also delivered to Participant electronically. The authorization described in this paragraph may be revoked by Participant at any time by written notice to the Company.

ACTIVE/130536616.2

SCHEDULE A

Vesting Schedule

The Restricted Stock Units subject to this Award shall vest as follows:

1.  50% of the Restricted Stock Units shall vest upon achievement of both (x) the Company’s entrance into a business development collaboration with a minimum upfront payment of at least $50 million (the “BD Milestone”) and (y) the Company’s Stock Price equal or exceeding the Stock Price Target as of any date during the period beginning three months prior to and ending 12 months following achievement of the BD Milestone; provided that the Participant has remained in continuous service with the Company through the applicable vesting date and subject to certification by the Committee of achievement of the BD Milestone and achievement of the Stock Price Target.

2. 50% of the Restricted Stock Units shall vest upon achievement of both (x) clearance by the Food and Drug Administration of an investigational new drug application relating to ab T cells (the “IND Milestone”) and (y) the Company’s Stock Price equal or exceeding the Stock Price Target as of any date during the period beginning three months prior to and ending 12 months following achievement of the IND Milestone; provided that the Participant has remained in continuous service with the Company through the applicable vesting date and subject to certification by the Committee of achievement of the IND Milestone and achievement of the Stock Price Target.

For purposes hereof, the “Stock Price Target” shall equal $6.00 and the “Company’s Stock Price” shall mean, as of any date, the volume weighted average price of the Company’s common stock for the 15-day calendar period prior to such date.  The Stock Price Target shall be subject to equitable adjustment as determined by the Committee in its sole discretion to take into account any stock split, reverse stock split or similar capitalization event affecting the Company’s outstanding common stock.

Determination of whether the BD Milestone, IND Milestone and/or Stock Price Target have been achieved shall be made by the Committee in its sole discretion.

ACTIVE/130536616.2